Exhibit 2.1
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                           ASSET PURCHASE AGREEMENT
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      THIS  AGREEMENT is made as of September  23, 1998,  by and among  SMITHWAY
MOTOR XPRESS, INC., an Iowa corporation ("Buyer"); JHT, Inc., a Minnesota corporation ("JHT"), JHT LOGISTICS, INC., a Minnesota corporation ("LOGISTICS"), Bass Brook Truck Service, Inc., a Minnesota corporation ("Bass Brook"), and JERDON TERMINAL HOLDINGS, LLC ("JERDON"), a Minnesota limited liability company (individually a "Company" and together the "Companies"), and Jerry H. Hammann, Donna Hammann, Vicki Dunnell, Tammi Smith, and Jerry S. Hammann, shareholders of the Companies, (individually a "Shareholder" and together the "Shareholders").

                                   RECITALS

      The Companies conduct activities related to the trucking business and are the owners of certain assets. The Companies propose to sell and Buyer proposes to acquire such assets. The parties desire to reduce their agreement to writing and make certain other agreements as set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the parties agree as follows:

                                     TERMS

      1.    Purchase and Condition of Assets.

            1.1 Purchase of Specific Assets. At the Closing, the Companies shall sell to Buyer and Buyer shall purchase for the price set forth on Exhibit A attached hereto, as adjusted under Section 1.5 (the "Purchase Price"), the assets listed on Exhibit A (collectively, the "Transferred Assets") free and clear of all liens, claims, encumbrances, security interests, and impairments of title of any kind or nature ("Liens"). Buyer shall deliver the Purchase Price as follows: (i) the amount required to retire all obligations and remove all Liens relating to the Transferred Assets (the "Payoff Amount") shall be paid to the respective holders, as set forth in the Payoff Letters, as defined in Section 6.4, (ii) the balance of the Purchase Price, if any, shall be delivered to the Companies at Closing in accordance with the Transferred Assets sold by each as set forth on Exhibit A, and (iii) the amount of the useable portion of any prepaid licenses and permits on the Transferred Assets as of Closing shall be delivered to the appropriate Company at Closing ((ii) and (iii) being referred to as the "Cash Purchase Price" (with the portion of any prepaid license or permit later determined to be invalidly transferred being refunded by the Companies to Buyer and subject to set-off if not refunded). The parties agree that the Purchase Price, Real Estate purchase price, Goodwill Payment, and all other costs that are capable of being capitalized shall be allocated among the Transferred Assets sold by each Company on IRS Form 8594 attached hereto as Exhibit B.

            1.2 Real Estate Purchase. At Closing, Buyer shall purchase for $645,000, less the amount required to retire all obligations and remove all Liens relating to the Real Estate, the approximately 12 acres of real estate and any and all improvements thereon (the "Real Estate") presently owned by JERDON and comprised of an office building, maintenance shop, and yard,



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      as more fully  described in the real estate  purchase  agreement  attached hereto as Exhibit C ("Purchase Agreement").

            1.3 Goodwill Payment. Buyer shall purchase the goodwill relating to the Companies' business by delivering the following amounts to JHT (the "Goodwill Payment"):

                  1.3.1 At Closing, $482,280 shall be delivered;

                  1.3.2 On February 1, May 1, August 1, and  November 1 of 1999,
            $60,285 shall be delivered; and

                  1.3.3 On February 1, May 1, August 1, and November 1, of 2000,
            $60,285, minus the "Adjustment Amount," if applicable, shall be delivered. The Adjustment Amount is $31,408 and shall apply only if revenue generated from Buyer's service to Blandin is less than $3,120,000 for the period from Closing to the first anniversary of Closing.

            1.4 Condition of Transferred Assets. Buyer shall have the opportunity to inspect the Transferred Assets. Each of the Companies and each of the Shareholders, jointly and severally, represent and warrant the following as to the condition and title of the Transferred Assets: (i) each of the Transferred Assets is in good repair and condition and, if a tractor or trailer, acceptable for use as intended in the interstate transportation of truckloads of freight; (ii) each tractor and trailer has been maintained in accordance with the manufacturer's specifications and warranties; (iii) each tractor and trailer meets all DOT requirements, has less than $250 of damage, does not require engine or drive train repair, has no seat tears or broken or cracked glass, has all major systems functioning properly, and has all required safety equipment; (iv) each Transferred Asset other than tractors and trailers is in good repair and condition, not obsolete, and adequate for use in the ordinary course of business; (v) each of the tractors and trailers has at least 50% tread depth on all tires and at least 50% wear remaining on all brakes; and (vi) each of the Transferred Assets is owned by the Companies free and clear of all Liens other than Liens represented by Payoff Letters (as hereinafter defined).

            1.5 Adjustment to Purchase Price. The Purchase Price shall be reduced by the amount, if any, equal to (a) the value of any Transferred Assets that are missing, destroyed, or damaged beyond ordinary repair (any such assets being excluded from the transaction and retained by the Companies) plus (b) the amount required to bring the Transferred Assets into the condition required under Section 1.4 hereof. As an alternative to adjusting the Purchase Price under clause (b) of the preceding sentence, the parties may agree to exclude an asset from the transaction. In such event, the Companies shall retain the asset and the Purchase Price shall be reduced accordingly. To the extent any deficiency in the condition of a Transferred Asset are discovered after Closing, the Companies and Shareholders shall indemnify the Buyer for such amount under Section 9.2 hereof and such amount shall be eligible for set-off under Section 9.4 hereof.

            1.6 Risk of Loss. Subject to Section 8.1, the Companies shall bear the risk of loss and repair to the Transferred Assets arising from events or circumstances occurring prior to Closing, including the cost of repair for material damage or restoration to operating condition where such damage to or cessation of operation of any of the Transferred Assets occurs prior to Closing. Subject to Section 8.1, Buyer shall bear the risk of loss to the Transferred Assets arising from events or circumstances occurring after Closing.



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      2.    Representations of the Companies and Shareholders.  Each of the
Companies and each of the Shareholders, jointly and severally, represent and warrant the following:

            2.1 Approvals. The Companies are duly formed, validly existing entities, with full power and authority to enter into this Agreement by and through the person executing their name hereto, and any approvals required will have been obtained at or prior to Closing, including but not limited to requisite approvals of the Board of Directors, shareholders, managers, and members, as appropriate, of the Companies.

            2.2 Authorizations. At and as of the Closing, all corporate, governmental, and other actions (other than those to be taken by Buyer) will have been duly taken to approve and authorize the execution and delivery of this Agreement, the transfer of the Transferred Assets at the Closing, the performance and consummation by the Companies of the transactions contemplated herein, and the execution and delivery of all documents required hereunder and incidental hereto. The Companies have obtained all consents of third parties required to transfer the Transferred Assets and take the other actions required of the Companies under this Agreement. The execution, delivery, and performance of this Agreement by the Companies and the Shareholders will not result in violation of, or a default under, any agreement, charter document, or other obligation to which any of the Companies or the Shareholders is a party or by which they may be bound. This Agreement constitutes the valid and binding obligation of the Companies and the Shareholders and is enforceable in accordance with its terms.

            2.3 Financial Statements. The Companies have delivered to Buyer copies of their balance sheets and the related statements of earnings and retained earnings and of changes in financial position at and for the periods ended December 31, 1995, 1996, and 1997, and June 30, 1998. Such financial statements present fairly the financial condition and results of the operations of the respective Companies at and for the respective periods to which they relate.

            2.4 Financial and Operating Information. The Companies have provided to Buyer operating information, including operating information depicted on the income statement, rates charged customers, miles per tractor, empty miles, and other information underlying the financial statements provided to Buyer. All of such information is accurate and fairly depicts the operations represented by such information.

            2.5 No Changes. Since December 31, 1997, the Companies have not experienced any material, adverse event, including but not limited to a notification of termination of or reduction in customer traffic or revenues or efforts to organize employees in a collective bargaining unit.

            2.6 Litigation. There is no action, suit, proceeding, demand, claim, assessment, judgment, litigation, Lien, claim, or governmental investigation against any of the Companies or the Shareholders or otherwise outstanding, pending, or threatened which (i) questions or might question the validity or legality of the transaction contemplated hereby,
      (ii) seeks or might seek to enjoin any  transaction  contemplated  hereby,
      (iii) seeks or might seek damages on account of the consummation of any transaction contemplated hereby, (iv) seeks or might seek to impair or place a Lien on the Transferred Assets or the Real Estate, or (v) seeks damages from any of the Companies (other than claims for which the Companies are fully insured). None of the Companies or the Shareholders is the subject of any claim involving any employment, tax, or environmental matter, nor are any of the Companies aware of any factual basis of such a claim.




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            2.7 No Default.  None of the Companies is in material  default under any contract, agreement, license, franchise, lease, permit, or other document which might affect Buyer's rights thereunder if assigned to Buyer, the condition of the Transferred Assets or Real Estate, or any performance hereunder.

            2.8 No Restriction. None of the Companies or the Shareholders is a party to, or subject to or bound by, any judgment, injunction, or decree of any court or governmental authority that restricts or prohibits the performance by the Companies or the Shareholders of the terms and conditions of this Agreement.

            2.9 Taxes. All federal, state, provincial, local, and other governmental income, payroll, excise, sales, personal property, franchise, and other taxes or assessments assessed by jurisdictions governing any of the Companies or the Shareholders have been paid when due and all tax returns lawfully due prior to Closing have been prepared and filed, and none of the Companies or the Shareholders has granted any waiver currently in effect of the statute of limitations with respect to any such taxes or assessments. The Companies and the Shareholders have complied in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

            2.10 Compliance With Laws. The Companies have owned, leased, and used all of their properties, including the Real Estate, and have conducted their business, in compliance in all respects with all applicable laws. None of the Companies has been charged with, or is under investigation by, any governmental authority with respect to, any violation of law. No material judgment is unsatisfied against any of the Companies, and none of the Companies or the Shareholders is subject to any material stipulation, order, consent, or decree arising from an action before any governmental authority. The Companies possess all material permits, licenses, franchises, and other approvals ("Permits") required to operate their businesses. Such Permits are in full force and effect and no proceeding is pending or threatened to revoke or limit any Permit, and the Companies are operating in compliance in all material respects with all Permits. All of the Companies' rolling stock is properly licensed and registered with all applicable authorities in accordance with normal industry practices, such licenses and registrations are current, all current license plates and stickers are properly affixed to such equipment, and all fees have been paid.

            2.11 Compliance Reviews. JHT currently has a "satisfactory" safety and fitness rating from the Federal Highway Administration ("FHWA") as a result of its most recent compliance review. JHT did not receive an unsatisfactory or conditional rating for any of the factors that are considered by FHWA in determining a carrier's safety fitness rating. The Companies are in compliance in all material respects with all Federal Motor Carrier Safety Regulations and Hazardous Materials Regulations. The Companies have provided Buyer with access to all of their driver files and all information relating to their compliance review and related action by the FHWA.

            2.12 Claims. Except as set forth in Schedule 2.12, the Companies do not have any claims against them made by their customers for cargo damage, overcharges, or other matters.





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            2.13  Drivers; Employees.

                  2.13.1The   Companies  are  not  a  party  to  any  collective
            bargaining agreement relating to their employees, nor does any such agreement determine the terms and conditions of employment of any such employee. In the past five years there has not been any labor unrest or union organizing activity involving the Companies.

                  2.13.2The  Companies are not a party to an employment contract with any employee, and there are no agreements, plans, or policies that would give rise to any severance, termination, change-in-control, accrued vacation, or other similar payment to employees or independent contractors of the Companies as a result of the consummation of this Agreement.

                  2.13.3Schedule 2.13 identifies each of the Companies' employee benefit plans, including all retirement, profit sharing, defined contribution, and defined benefit plans as well as any severance, vacation pay, health and welfare, employment, or other agreements (oral or written) relating to employees of the Companies (collectively, "Plans"). No Plan is a multi-employer or a defined benefit plan, and none of the Companies, the Shareholders, or any predecessors or affiliates has been a party to or sponsored a multi-employer or defined benefit plan. None of the Companies is a member of a group of businesses under common control or businesses constituting a single employer (a "Group"), except any Group in which no member has been a party to a defined benefit plan.

                  2.13.4The Companies maintain files on all employee drivers and
            individual  contractors,   and  each  employee  driver,  independent
            contractor, and file meets all DOT requirements.

            2.14  Environment, Health, and Safety.

                  2.14.1Each  of  the  Companies   and  any   predecessors   and
            affiliates has complied with all laws concerning pollution or protection of the environment, all laws concerning public health and safety, and all laws concerning employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Each of the Companies and any predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all Permits which are required under all Environmental Laws.

                  2.14.2None of the Companies has any liability (and none of the
            Companies and any predecessors or affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility, including the Real Estate, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Companies



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            giving rise to any liability) for damage to any site,  location,  or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

      3. Representations of Buyer. Buyer represents, warrants, and guarantees the following:

            3.1 Corporate Approvals. Buyer is a duly formed, validly existing Iowa corporation, with full power and authority to enter into this Agreement by and through the officer executing his name hereto, and any corporate approvals required will have been obtained at or prior to Closing.

            3.2 Authorization. All corporate action to the extent necessary has been duly taken to approve and authorize Buyer's execution and delivery of this Agreement, the purchase of the Transferred Assets, Real Estate, and rights of the Companies as provided for herein, the performance of the transaction contemplated herein, and the execution of the documents required hereunder and incidental hereto.

            3.3 Ability to Perform Agreement. At the Closing, Buyer will possess the unrestricted ability to consummate the transaction contemplated hereby.

      4. Assumed Liabilities. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of any of the Companies or the Shareholders of any kind or nature whatsoever. Without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of or relating to any of the Companies or the Shareholders (i) for any prepayment penalty, late fee, interest, or other amount owing on the Transferred Assets; (ii) for wages, bonuses, accrued vacation or sick leave, or other payments due for any reason to employees of any of the Companies for periods during which they were employees of any of the Companies; (iii) for any sales, use, excise, income, franchise, or other taxes, or any legal, accounting, brokerage, finders fees, or other expenses of whatsoever kind or nature incurred by any of the Companies, any of the Shareholders, or any affiliates of the Companies or the Shareholders; or
(iv) arising out of any action, suit, claim, or proceeding based upon, any event occurring prior to the Closing. Each of the Companies and each of the Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Buyer against all liabilities of any of the Companies or any of the Shareholders.

      5.    Noncompetition Agreement.

            5.1 Noncompetition. The parties have negotiated the noncompetition provisions of this Agreement as an integral part of the transaction. Each of the Companies, the Shareholders, and spouses of the Shareholders (the "Spouses") acknowledges that Buyer is willing to pay the Purchase Price and Goodwill Payment, commit to the Employment Obligations of Section 8.10, and proceed with the transaction because of customer relationships, growth potential, and other prospects of the Companies, and that such prospects would be severely and irreparably harmed by competition from the Companies or the Shareholders. Each of the Companies, the Shareholders, and the Spouses further acknowledges that Buyer would not have entered into this Agreement without the noncompetition provisions contained herein. Each of the Companies, the Shareholders, and the Spouses willingly agrees to the noncompetition provisions hereof as consideration for the Purchase Price, Goodwill Payment, and Employment Obligations of Section 8.10, and agrees that the noncompetition provisions are reasonable and are necessary to induce Buyer to enter into this Agreement.



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            5.2 Scope. In  consideration  of the Closing of this Agreement,  the
      Purchase Price, and Goodwill  Payment,  and the Employment  Obligations of
      Section 8.10, each of the Companies, the Shareholders, and the Spouses hereby agrees that they shall not, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business that engages in business in the United States (except in the course of their employment by Buyer); (ii) whether for their own account or for the account of any Competitive Business, at any time after the Closing solicit business of the same or similar type being carried on by the Buyer, from any person that is or was a customer of Buyer or any of the Companies; (iii) whether for their own account or the account of any Competitive Business at any time after Closing solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or independent contractor of Buyer or any of the Companies or in any manner induce or attempt to induce any employee or independent contractor of Buyer or any of the Companies to terminate his or her employment with the Buyer, or at any time interfere with the Buyer's relationship with any person, including any person who at any time was an employee, contractor, supplier, or customer of Buyer or any of the Companies; or (iv) at any time after Closing, disparage Buyer or any of its shareholders, directors, officers, employees, or agents. For the purposes of this Section 5, Competitive Business shall include both dry van and flatbed operations, as well as brokerage, intermodal, logistics, and freight consolidation activities involving flatbed and dry van truckload transportation. The foregoing notwithstanding, as this Section 5 applies to Vicki Dunnell, Robert D. Dunnell, Jerry S. Hammann, Pamela J. Hammann, Tammi Smith, and Patrick D. Smith, the term Competitive Business shall mean any person, firm,
      corporation,   or  entity   that:   (i)   solicits  or  provides   freight
      transportation, logistics, brokerage, or similar services to any shipper that has been a customer of Buyer or the Companies at any time prior to such person's last day of employment with Buyer or any affiliate (or his or her spouse's last day of employment if such person is not an employee); or (ii) solicits, employs, or hires as an independent contractor any person who was an employee or independent contractor driver for Buyer, any affiliate, or the Companies prior to such person's employment or service as an independent contractor to such person, firm, corporation, or entity.

            5.3  Nature;   Term.  The   obligations   of  the   Companies,   the
      Shareholders, and the Spouses under this Section are referred to herein as the "Noncompetition Obligations." The obligations of each of the Companies, the Shareholders, and the Spouses shall be joint and several as to any violation of the Noncompetition Obligations by another Company or person. The Noncompetition Obligations of the Companies, Jerry H. Hammann, and Donna Hammann shall be for a period of three (3) years from the Closing. The Noncompetition Obligations of Vicki Dunnell, Robert D. Dunnell, Jerry S. Hammann, Pamela J. Hammann, Tammi Smith, and Patrick D. Smith shall be for a period from Closing to the later of (i) six (6) months after such person's final day of employment by Buyer or any affiliate or (ii) July 1, 2000.

            5.4 Severability. If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against



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      public policy,  will be effective,  binding,  and enforceable  against the
      Companies, the Shareholders, and the Spouses.

            5.5 Damages. Each of the Companies, the Shareholders, and the Spouses acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Section 5 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, Buyer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Buyer shall not be obligated to post bond or other security in seeking such relief. Without limiting Buyer's rights under this Section 5, or any other remedies of Buyer, any of the Companies, the Shareholders, or the Spouses breach any of the provisions of Section 5, Buyer will have the right to cease making further payments on the Goodwill Payment otherwise due.

      6. Conditions. The obligations of Buyer hereunder are subject to the following conditions (all or any of which may be waived in whole or in part by Buyer) having been fulfilled in all material respects on or before the date of the Closing:

            6.1 Representations and Warranties True; Compliance with Covenants. The representations and warranties of the Companies and the Shareholders shall be true and correct in all material respects at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing and the Companies and the Shareholders shall in all material respects have complied with and performed all covenants, obligations, and conditions required by this Agreement to be complied with or performed prior to the Closing, and Buyer shall have received from the President or Manager of each of the Companies a certificate to that effect, dated the date of the Closing, in form and substance reasonably satisfactory to counsel for Buyer.

            6.2 No Damage or Destruction. The Transferred Assets, as adjusted under Section 1.5, shall not have suffered any destruction or damage by fire, accident, or other casualty or act of God, whether or not covered by insurance, which affects such Transferred Assets in a material and adverse way.

            6.3 Due Diligence. Buyer shall have completed its due diligence investigation of the Companies' assets, liabilities, operations, employees, customers, and business and shall be satisfied with the results of such investigation in its sole discretion.

            6.4 Payoff Letters. Prior to Closing, the Companies shall present to Buyer payoff letters, with all prepayment penalties, late fees, administrative fees, and other amounts due included, in substantially the form attached as Exhibit D attached hereto (the "Payoff Letters"). The Payoff Letters shall be executed by the lenders and lessors providing financing on each of the Transferred Assets.

      6.5 Bulk Sales. The Companies shall have complied with the laws applicable to bulk sales if such laws are in effect in Minnesota.

      7.    The Closing.

            7.1 Time. The transactions contemplated by this Agreement shall be consummated at a Closing to be held at the offices of Buyer in Fort Dodge, Iowa at 8:00 a.m. on October 30, 1998, or such other time or place as the parties may agree (the "Closing").

            7.2 Deliveries. At the Closing, the Companies shall deliver or caused to be delivered to Buyer the following:

                  7.2.1 Possession of all of the Transferred Assets.

                  7.2.2 Original titles to all tractors, trailers, and other vehicles included in the Transferred Assets, duly endorsed for transfer and without any Lien noted thereon (or Payoff Letters covering any Transferred Assets for which Buyer shall remit a portion of the Purchase Price to a lienholder under Section 1.1).

                  7.2.3 A duly  executed  Bill of Sale  executed by each Company for the Transferred Assets sold by such company in substantially the form attached as Exhibit E, F, and G.

                  7.2.4  A  general   warranty   deed  to  the  Real  Estate  in
            substantially the form attached as Exhibit H.

            7.3 At the Closing, Buyer shall deliver to the appropriate Company the Cash Purchase Price, the payment for the Real Estate as set forth in
      Section 1.2, and the Goodwill Payment as set forth in Section 1.3. Such amounts shall be delivered by company check or wire transfer of immediately available funds.

      8.    Conduct of Business Pre- and Post-Closing.

            8.1 Inspection; Completion of Loads. For the period commencing with the execution of this Agreement and continuing until two weeks after Closing, the Companies shall direct all tractors and trailers to the Cohasset terminal or the Fort Dodge terminal of Buyer for physical inspection by Buyer. The Companies shall be responsible for billing, collection, and for other costs, expenses, risk of loss, liabilities, and claims in connection with all shipments dispatched prior to midnight on Closing (and until such shipment has been delivered in the case of shipments being completed after Closing), and all revenue from such shipments shall be for the Companies' account. Any amounts relating to such pre-Closing shipments collected by Buyer shall be turned over to the Companies immediately as received. Buyer shall be responsible for dispatching, and shall receive all revenue from, all loads dispatched after midnight on Closing.

            8.2 No Change in Practices. The Companies shall operate in the ordinary course of business until Closing. Without limitation, the Companies shall ensure that all fuel tanks on the tractors included in the Transferred Assets are at least half full at Closing. In addition, the Companies shall not change their procedures and practices with regard to billing of freight unless specifically approved in advance by Buyer.

            8.3 Use of Name. Each of the Companies consents to the use of their names until the later of (i) 60 days following Closing or (ii) expiration of any prepaid license period on the tractors and trailers included in the Transferred Assets. Following termination of such use, Buyer shall use its best efforts to remove the Companies' names, or any derivative thereof, from the tractors and trailers included in the Transferred Assets as soon as practicable. Subject to the foregoing, Buyer agrees to indemnify, defend, and hold harmless the Companies against all liabilities arising out of Buyer's use of the Companies' names pursuant to this Section 8.3.

            8.4 Disclosure. Each of the Companies and the Shareholders consents to the disclosure of the material terms of this transaction by Buyer in its SEC filings and press releases.

            8.5 Standstill. Each of the Companies and the Shareholders agrees not to solicit or respond to competing bids or to conduct negotiations with any other party following the execution of this Agreement.

            8.6 Licenses and Permits. Each of the Companies agrees to cooperate with Buyer to achieve an acceptable licensing arrangement for the duration of the licenses and permits that were purchased for the tractors and trailers included in the Transferred Assets. If Buyer cannot relicense the tractors and trailers at a cost acceptable to Buyer, then, at Buyer's request, Buyer and the appropriate Company holding such licenses and permits shall enter into a leasing or trust arrangement structured by Buyer that is intended to preserve the use of such licenses and permits. In the event the parties use such an arrangement, Buyer shall indemnify the Companies and the Shareholders against any liability arising from such arrangement.

            8.7 Hammann Consulting Services. Jerry H. Hammann agrees to provide consulting services to Buyer, as an independent contractor, for a period of six months following Closing. Such consulting services may be provided either in person or by telephone at the discretion of Mr. Hammann and shall include Mr. Hammann using his best efforts to assist Buyer in renewing and providing service under the Blandin contract and in transitioning drivers, owner-operators, and employees.

            8.8 Inventory Count and Office Equipment Verification. Prior to the Closing, Buyer and the Companies shall conduct a physical count of the inventory included in the Transferred Assets and agree on a price for such inventory. Prior to the Closing, Buyer shall review and inspect all assets listed under item 2. on Exhibit A to verify in its reasonable discretion that such assets are useable in Buyer's business and agree on a price adjustment, if necessary.

            8.9 Approvals. The Shareholders, as directors, shareholders, managers, or members, agree to vote in favor of the approval and adoption of this Agreement and all related matters and agree to take all actions required to gain the required approvals of the adoption of this Agreement and all related matters.

            8.10 Employment of Certain Shareholders and Spouses. From and after the Closing through December 31, 1999, Buyer agrees to employ the following Shareholders and Spouses at the annual salary identified, plus benefits provided other Buyer employees: Vicki Dunnell ($25,850); Robert
      D. Dunnell ($43,562); Jerry S. Hammann ($37,310); and Patrick D. Smith ($44,430) (the "Employment Obligations"). Such salary shall be payable on the same frequency as wage payments made to other employees. Such Shareholder's or Spouse's employment shall be "at-will;" provided, that if Buyer terminates Shareholder or Spouse other than for "cause," Buyer shall pay such Shareholder or Spouse the remaining salary payments as they come due or, at Buyer's option, in a lump sum, discounted to present value at the "prime" interest rate then in effect. For purposes hereof, the term "cause" shall include conviction (or a plea of guilty or no contest) for any crime other than routine traffic matters; conduct detrimental to the Buyer's business or reputation; failure to carry out the lawful and reasonable directions of Buyer's officers or Board of Directors; breach of any fiduciary obligation to the Buyer; or continued violation of Buyer's employment policies after written warning.

      9.   Survival   of    Representations,    Warranties,    and    Covenants;
Indemnification.

            9.1 Survival of Representations, Warranties, and Covenants. All representations, warranties, and agreements made by each of the Companies, the Shareholders, and Buyer, respectively, in this Agreement or pursuant hereto, shall survive the Closing.

            9.2 Indemnification by the Companies and the Shareholders. Each of the Companies and each of the Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its officers, directors, employees, agents, and affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) arising out of or otherwise in respect of (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of any the Companies or the Shareholders contained in this Agreement or any contract executed in connection herewith; and (ii) any liability of any of the Companies or the Shareholders whatsoever, including any third-party claims arising from the act or omission of any of the Companies or the Shareholders, either prior to or after the Closing.

            9.3 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless each of the Companies and the Shareholders, their heirs, successors, and assigns, from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees, and costs of attorneys and other experts) arising out of or otherwise in respect of: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or any contract executed in connection herewith; and (ii) any third-party claims relating to the operation of the Transferred Assets by Buyer, the factual basis of which transaction or claim arose subsequent to the Closing.

            9.4 Set-Off. In addition to all other remedies available to Buyer under this Agreement or by law, Buyer shall be entitled to withhold and set-off payments of the Goodwill Payment against amounts for which it is entitled to indemnification. If such amounts are later determined to be less than the amount withheld and set-off, Buyer shall promptly pay the difference between the amount originally withheld and set-off and the actual amount.

      10. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally (including by nationally recognized overnight courier service) on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:



To Buyer at:       Mr. William G. Smith        With copy to:  Mark A. Scudder
                   President & CEO                            Scudder Law Firm, P.C.
                   Smithway Motor Xpress, Inc.                411 S. 13th Street
                   2031 Quail Avenue                          Suite 200
                   Fort Dodge, IA  50501                      Lincoln, NE  68508
                   Telephone:  515-576-7418                   Telephone: 402-435-3223
                   Fax:  515-576-3304                         Fax:  402-435-4239
To the             Mr. Jerry H. Hammann        With copy to:  James H. Wills
Companies or       8350 Splithand Road                        Kalina, Wills, Gisvold
the                Grand Rapids, MN  55744                    & Clark
Shareholders at:   Telephone:  218-326-3582                   1120 Industrial Park Road
                                                              Brainerd, MN  58401
                                                              Telephone: 218-829-7040
                                                              Fax:  218-829-7210


      11.   Miscellaneous Provisions.

            11.1 Entire Agreement. This Agreement, the attached Exhibits and Schedules, and the Closing deliveries identified herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein.

            11.2 Expenses. Except as otherwise herein expressly provided, each party shall bear its own expenses (including without limitation fees of their respective attorneys and consultants and experts) incurred by such party in connection with this Agreement or the consummation of the transactions contemplated herein.

            11.3 Further Assurances. Following the Closing, upon reasonable request by Buyer, the Companies and the Shareholders shall execute, or cause to be executed, and shall deliver to Buyer such other and further documents of assignment, transfer, and conveyance as may be necessary or advisable, in the reasonable opinion of Buyer's counsel, to effectively assign, transfer, and convey to Buyer all of the Transferred Assets being sold hereunder.

            11.4 Amendments. This Agreement shall not be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by a written instrument duly executed by the party to be charged therewith.

            11.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, legal representatives, and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party.

            11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa.

            11.7 Headings. Paragraph headings herein are for convenience only and shall not affect the interpretation of any provision.

            11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement of the day, month, and year first written above.

THE COMPANIES:                       BUYER:

JHT, INC., a Minnesota corporation   SMITHWAY MOTOR XPRESS, INC.,
                                     an Iowa corporation



By:   /S/ DONNA HAMMANN              By:   /S/ G. LARRY OWENS
      Donna Hammann,                       G. Larry Owens, Executive Vice
      Chief Executive Officer              President and Chief Operating Officer


JHT LOGISTICS, INC., a Minnesota      SHAREHOLDERS AND SPOUSES:
corporation


By:   /S/ DONNA HAMMANN               /S/ JERRY H. HAMMANN
      Donna Hammann, President        Jerry H. Hammann, Individually


BASS BROOK TRUCK SERVICE, INC.,       /S/ DONNA HAMMANN
a Minnesota corporation               Donna Hammann, Individually


                                      /S/ VICKI DUNNELL
By:   /S/ JERRY H. HAMMANN            Vicki Dunnell, Individually
      Jerry H. Hammann, President

                                      /S/ ROBERT D. DUNNELL
JERDON TERMINAL HOLDINGS, LLC,        Robert D. Dunnell, (Spouse), Individually,
a Minnesota limited liability         to the extent set forth in Section 5
company

                                      /S/ TAMMI SMITH
                                      Tammi Smith, Individually
By:   /S/ JERRY H. HAMMANN
      Jerry H. Hammann, Manager
                                      /S/ PATRICK D. SMITH
                                      Patrick D. Smith, (Spouse), Individually,
                                      to the extent set forth in Section 5


                                      /S/ JERRY S. HAMMANN
                                      Jerry S. Hammann, Individually


                                      /S/ PAMELA J. HAMMANN
                                      Pamela J. Hammann, (Spouse), Individually,
                                      to the extent set forth in Section 5

                               LIST OF EXHIBITS


Exhibit A               Transferred Assets

Exhibit C               Real Estate Purchase Agreement

Exhibit D               Form of Payoff Letter

Exhibit E               JHT, Inc. Bill of Sale

Exhibit F               JHT LOGISTICS, INC. Bill of Sale

Exhibit G               Bass Brook Truck Services, Inc. Bill of Sale

Exhibit H               Warranty Deed

                               LIST OF SCHEDULES

Schedule 2.12           Customer Claims

Schedule 2.13           Employee Benefit Plans